UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 21, 2020

OPTION CARE HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-11993 Commission File Number)	05-0489664 (IRS Employer Identification Number)

3000 Lakeside Dr. Suite 300N, Bannockburn, IL 60015
(Address of principal executive offices)

(312) 940-2443
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OPCH	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On July 21, 2020, Option Care Health, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., as representative of the underwriters named in Schedule 1 thereto (the “Underwriters”), and HC Group Holdings I, LLC (the “Selling Stockholder”), relating to an underwritten public offering (the “Offering”) of 18,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $12.50 per share, consisting of 10,000,000 shares of Common Stock issued and sold by the Company (the “Primary Securities”) and 8,000,000 shares of Common Stock sold by the Selling Stockholder (the “Secondary Securities” and, together with the Primary Securities, the “Securities”). Under the terms of the Underwriting Agreement, the Selling Stockholder granted the Underwriters an option to purchase up to an additional 2,700,000 shares of Common Stock at the public offering price within 30 days from the date of the Underwriting Agreement. The Offering closed on July 24, 2020.

The Securities were sold pursuant to a registration statement on Form S-3 (File No. 333-239504) (the “Registration Statement”) that was filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 26, 2020 and became effective on July 8, 2020, a prospectus included in the Registration Statement and a prospectus supplement, dated July 21, 2020 and filed with the SEC on July 23, 2020.

The Company received net proceeds from the Offering of approximately $119 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the Offering to repay a portion of its senior secured second lien PIK toggle floating rate notes due 2027 (the “Second Lien Notes”). The Company issued a notice of partial redemption of the Second Lien Notes pursuant to which the Company will redeem $125 million principal amount of the Second Lien Notes on August 6, 2020 for a redemption price equal to 102% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. The Company will not receive any of the proceeds from the sale of the Secondary Securities by the Selling Stockholder.

The Underwriting Agreement contains customary representations, warranties, covenants and indemnification obligations of the Company, the Selling Stockholder and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, and other obligations of the parties. The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

In addition, pursuant to the terms of the Underwriting Agreement, (i) the Company’s executive officers and directors have entered into “lock-up” agreements with the Underwriters, which generally prohibit the sale, transfer or other disposition of securities of the Company for a 45-day period, subject to certain exceptions, and (ii) the Selling Stockholder has entered into substantially the same “lock-up” agreements with the Underwriters, which prohibit the sale, transfer or other disposition of securities for a 45-day period, subject to certain exceptions.

A copy of the legal opinion of Kirkland & Ellis LLP relating to the validity of the Securities issued and sold in the Offering is filed as Exhibit 5.1 to this Current Report on Form 8-K and is filed with reference to, and is hereby incorporated by reference into, the Registration Statement.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of July 21, 2020, by and among Option Care Health, Inc., HC Group Holdings I, LLC and BofA Securities, Inc., as the representative of the underwriters named in Schedule 1 hereto.

5.1	Opinion of Kirkland & Ellis LLP.

23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Option Care Health, Inc.

Date: July 24, 2020	By:	/s/ Michael Shapiro
Michael Shapiro
Chief Financial Officer